Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 23, 2018, with respect to the consolidated and combined financial statements of ETC M-A Acquisition LLC as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, included in the Annual Report of Sunoco LP on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Sunoco LP on Forms S-3 (File No. 333-213057, File No. 333-210494, and File No. 333-203965) and on Form S-8 (File No. 333-184035).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 23, 2018